FOR IMMEDIATE RELEASE	April 25, 2024

MIDWESTONE FINANCIAL GROUP, INC.
REPORTS FINANCIAL RESULTS FOR THE
FIRST QUARTER OF 2024

Iowa City, Iowa - MidWestOne Financial Group, Inc. (Nasdaq: MOFG) (“we”, “our”, or the "Company”) today reported results for the first quarter of 2024.
First Quarter 2024 Summary1
•Completed acquisition of Denver Bankshares, Inc. ("DNVB"), the related core banking system conversion, and closure of the legacy MidWestOne Denver banking office.
•Net income of $3.3 million, or $0.21 per diluted common share.
◦Revenue was $44.5 million, comprised of net interest income of $34.7 million and noninterest income of $9.8 million, which included a negative MSR valuation adjustment of $368 thousand.
◦Credit loss expense of $4.7 million, which included day 1 credit loss expense of $3.2 million related to the DNVB acquisition.
◦Noninterest Expense of $35.6 million, which included merger-related costs of $1.3 million, OREO write-down expense of $311 thousand, and non-acquisition related severance expense of $261 thousand.
•Net interest margin (tax equivalent) expanded 11 bps to 2.33%2.
•Annualized adjusted loan growth (excluding acquired DNVB loan balances) of 8%.
•Continued momentum in Wealth Management with revenue growth of 10%.
•Nonperforming assets ratio remained stable at 0.49%; net charge-off ratio was 0.02%.
CEO Commentary
Charles (Chip) Reeves, Chief Executive Officer of the Company, commented, “We are very pleased with the underlying strength of the first quarter as we continue to execute on our strategic initiatives. During the quarter we closed and integrated Denver Bankshares, the front end of our geographic realignment announced in late September 2023, and our Florida divestiture remains on track for a June 2024 closing.

Importantly, our net interest margin expanded this quarter, rising 11 bps, with net interest income increasing 7% from the fourth quarter of 2023. This outcome reflected the strategic balance sheet actions taken in 2023, the completed merger of DNVB, and continued loan growth in our targeted metro markets.

In Commercial Banking and Wealth Management, our customer and banker acquisition strategies led to robust balance sheet, assets under management, and revenue gains, and we will continue to invest in these critical business lines. Even amidst significant talent, platform, and product investments, we have been able to re-allocate resources to maintain expense discipline.

We welcome our new Bank of Denver team members, and I am proud of our entire MidWestOne team for their commitment to our customers and execution of our strategic plan."

1 First Quarter Summary compares to the fourth quarter of 2023 (the "linked quarter") unless noted.
2 Non-GAAP measure. See the separate Non-GAAP Measures section for a reconciliation to the most directly comparable GAAP measure.

	As of or for the quarter ended
(Dollars in thousands, except per share amounts and as noted)	March 31,	December 31,	March 31,
	2024	2023	2023
Financial Results
Revenue	$44,481	$36,421	$36,030
Credit loss expense	4,689	1,768	933
Noninterest expense	35,565	32,131	33,319
Net income	3,269	2,730	1,397
Per Common Share
Diluted earnings per share	$0.21	$0.17	$0.09
Book value	33.53	33.41	31.94
Tangible book value(1)	27.14	27.90	26.13
Balance Sheet & Credit Quality
Loans In millions	$4,414.6	$4,126.9	$3,919.4
Investment securities In millions	1,862.2	1,870.3	2,071.8
Deposits In millions	5,585.2	5,395.7	5,555.2
Net loan charge-offs In millions	0.2	2.1	0.3
Allowance for credit losses ratio	1.27%	1.25%	1.27%
Selected Ratios
Return on average assets	0.20%	0.17%	0.09%
Net interest margin, tax equivalent(1)	2.33%	2.22%	2.75%
Return on average equity	2.49%	2.12%	1.14%
Return on average tangible equity(1)	4.18%	3.57%	2.70%
Efficiency ratio(1)	71.28%	70.16%	62.32%
(1) Non-GAAP measure. See the Non-GAAP Measures section for a reconciliation to the most directly comparable GAAP measure.
DENVER BANKSHARES, INC. ACQUISITION

On January 31, 2024, we completed our acquisition of Denver Bankshares, Inc, and its wholly-owned banking subsidiary, the Bank of Denver. The assets acquired and liabilities assumed have been accounted for under the acquisition method of accounting. The assets and liabilities, both tangible and intangible, were recorded at their fair values as of the January 31, 2024 acquisition date, net of any applicable tax effects. The Company considers all purchase accounting estimates provisional and fair values are subject to refinement for up to one year after the close date.
The table below summarizes the amounts recognized at the acquisition date for each major class of assets acquired and liabilities assumed:

(In thousands)	As of January 31, 2024
Merger consideration
Cash consideration	$32,600
Identifiable net assets acquired, at fair value
Assets acquired
Cash and due from banks	462
Interest earning deposits in banks	3,517
Debt securities	52,493
Loans held for investment	207,095
Premises and equipment	13,470
Core deposit intangible	7,100
Other assets	4,987
Total assets acquired	289,124
Liabilities assumed
Deposits	(224,248)
Short-term borrowings	(37,500)
Other liabilities	(3,417)
Total liabilities assumed	(265,165)
Identifiable net assets acquired, at fair value	23,959
Goodwill	$8,641

REVENUE REVIEW

Revenue				Change	Change
				1Q24 vs	1Q24 vs
(Dollars in thousands)	1Q24	4Q23	1Q23	4Q23	1Q23
Net interest income	$34,731	$32,559	$40,076	7%	(13)%
Noninterest income	9,750	3,862	(4,046)	152%	n/m
Total revenue, net of interest expense	$44,481	$36,421	$36,030	22%	23%

Results are not meaningful (n/m)
Total revenue for the first quarter of 2024 increased $8.1 million from the fourth quarter of 2023 due to higher noninterest income and net interest income during the quarter. When compared to the first quarter of 2023, total revenue increased $8.5 million due to higher noninterest income, partially offset by lower net interest income.
Net interest income of $34.7 million for the first quarter of 2024 increased $2.2 million from the fourth quarter of 2023, primarily due to higher interest earning asset volumes and yields, partially offset by higher interest bearing liabilities volumes and funding costs. When compared to the first quarter of 2023, net interest income decreased $5.3 million, primarily due to higher funding costs and volumes, partially offset by higher interest earning asset volumes and yields.
The Company's tax equivalent net interest margin was 2.33%3 in the first quarter of 2024, compared to 2.22%3 in the fourth quarter of 2023, as higher earning asset yields more than offset increased funding costs. Total interest earning assets yield during the first quarter of 2024 increased 20 bps from the fourth quarter of 2023, as a result of increased loan and securities yields of 17 bps and 10 bps, respectively. The cost of interest bearing liabilities during the first quarter of 2024 increased 10 bps, to 2.75%, due primarily to interest bearing deposit costs of 2.45% and long-term debt of 6.86%, which increased 6 bps and 7 bps, respectively, from the fourth quarter of 2023, as well as a mix-shift to increased short-term borrowings. Our cycle-to-date interest bearing deposit beta was 41%.
The Company's tax equivalent net interest margin was 2.33%3 in the first quarter of 2024, compared to 2.75%3 in the first quarter of 2023, driven by higher funding costs, partially offset by higher interest earning asset yields. The cost of interest bearing liabilities increased 116 bps to 2.75%, due to interest bearing deposit costs of 2.45%, short-term borrowing costs of 4.82%, and long-term debt costs of 6.86%, which increased 107 bps, 200 bps and 67 bps, respectively from the first quarter of 2023. Total interest earning assets yield increased 56 bps from the first quarter of 2023, primarily as a result of an increase in loan yields of 56 bps.

Noninterest Income (Loss)				Change	Change
				1Q24 vs	1Q24 vs
(In thousands)	1Q24	4Q23	1Q23	4Q23	1Q23
Investment services and trust activities	$3,503	$3,193	$2,933	10%	19%
Service charges and fees	2,144	2,148	2,008	—%	7%
Card revenue	1,943	1,802	1,748	8%	11%
Loan revenue	856	909	1,420	(6)%	(40)%
Bank-owned life insurance	660	656	602	1%	10%
Investment securities gains (losses), net	36	(5,696)	(13,170)	n/m	n/m
Other	608	850	413	(28)%	47%
Total noninterest income (loss)	$9,750	$3,862	$(4,046)	152%	n/m

MSR Valuation Adjustment (included in loan revenue)	(368)	(105)	315	250%	(217)%

Results are not meaningful (n/m)
Noninterest income for the first quarter of 2024 increased $5.9 million from the linked quarter, primarily due to investment securities losses, net, of $5.7 million recorded in the fourth quarter of 2023 as part of a balance sheet repositioning, which did not recur in the first quarter of 2024. Investment services and trust activities income increased $0.3 million during the first quarter of 2024, as a result of growth in assets under administration and market valuation.

3 Non-GAAP measure. See the separate Non-GAAP Measures section for a reconciliation to the most directly comparable GAAP measure.

Noninterest income for the first quarter of 2024 increased $13.8 million from the first quarter of 2023, primarily due to the investment securities losses, net, of $13.2 million recorded in the first quarter of 2023 as part of a balance sheet repositioning, which did not recur in the first quarter of 2024. Investment services and trust activities income increased $0.6 million compared to the first quarter of 2023, due to growth in assets under administration. Partially offsetting these identified increases was a decline of $0.6 million in loan revenue, which primarily reflected the unfavorable year-over-year change in the fair value of our mortgage servicing rights, from a positive adjustment of $315 thousand in the first quarter of 2023 to a negative adjustment of $368 thousand in the first quarter of 2024.
EXPENSE REVIEW

Noninterest Expense				Change	Change
				1Q24 vs	1Q24 vs
(In thousands)	1Q24	4Q23	1Q23	4Q23	1Q23
Compensation and employee benefits	$20,930	$17,859	$19,607	17%	7%
Occupancy expense of premises, net	2,813	2,309	2,746	22%	2%
Equipment	2,600	2,466	2,171	5%	20%
Legal and professional	2,059	2,269	1,736	(9)%	19%
Data processing	1,360	1,411	1,363	(4)%	—%
Marketing	598	700	986	(15)%	(39)%
Amortization of intangibles	1,637	1,441	1,752	14%	(7)%
FDIC insurance	942	900	749	5%	26%
Communications	196	183	261	7%	(25)%
Foreclosed assets, net	358	45	(28)	696%	n/m
Other	2,072	2,548	1,976	(19)%	5%
Total noninterest expense	$35,565	$32,131	$33,319	11%	7%

Results are not meaningful (n/m)

Merger-related Expenses

(In thousands)	1Q24	4Q23	1Q23
Compensation and employee benefits	$241	$—	$70
Occupancy expense of premises, net	152	—	—
Equipment	149	—	—
Legal and professional	573	180	—
Data processing	61	—	65
Marketing	32	38	—
Communications	1	—	—
Other	105	27	1
Total merger-related expenses	$1,314	$245	$136
Noninterest expense for the first quarter of 2024 increased $3.4 million from the linked quarter primarily due to increases of $3.1 million, $0.5 million, and $0.3 million in compensation and employee benefits, occupancy expense of premises, net, and foreclosed assets, net, respectively. The increase in compensation and employee benefits was primarily driven by annual compensation adjustments, increased headcount as a result of the DNVB acquisition, increased incentive and commission expense, and merger-related expenses. The increase in occupancy was primarily driven by additional expense as a result of the DNVB acquisition, merger-related expenses, and increased costs for snow removal. The increase in foreclosed assets expense was driven by a $0.3 million write-down of other real estate owned.
Noninterest expense for the first quarter of 2024 increased $2.2 million from the first quarter of 2023, primarily due to increases of $1.3 million, $0.4 million, and $0.4 million in compensation and employee benefits, equipment, and foreclosed assets, net, respectively. The increase in compensation and employee benefits was primarily driven by annual compensation adjustments, increased headcount as a result of the DNVB acquisition, increased incentive and commission expense, and merger-related expenses. The increase in equipment reflected higher software costs and merger-related expenses. The increase in foreclosed assets, net, was due to a $0.3 million write-down of other real estate owned. Partially offsetting these increases was a decline of $0.4 million in marketing.
The Company's effective tax rate was 22.7% in the first quarter of 2024. The effective income tax rate for 2024 is expected to be 21-23%.

BALANCE SHEET REVIEW
Total assets were $6.75 billion at March 31, 2024, compared to $6.43 billion at December 31, 2023 and $6.41 billion at March 31, 2023. The increase from December 31, 2023 was primarily driven by the assets acquired from the acquisition of DNVB and organic loan growth. Compared to March 31, 2023, the increase was primarily driven by the assets acquired from the acquisition of DNVB, organic loan growth, and higher cash balances, partially offset by lower securities balances resulting from balance sheet repositioning executed in 2023.

Loans Held for Investment	March 31, 2024		December 31, 2023		March 31, 2023
	Balance	% of Total	Balance	% of Total	Balance	% of Total
(Dollars in thousands)
Commercial and industrial	$1,105,718	25.0%	$1,075,003	26.0%	$1,080,514	27.6%
Agricultural	113,029	2.6	118,414	2.9	106,641	2.7
Commercial real estate
Construction and development	403,571	9.1	323,195	7.8	320,924	8.2
Farmland	184,109	4.2	184,955	4.5	182,528	4.7
Multifamily	409,504	9.3	383,178	9.3	255,065	6.5
Other	1,440,645	32.7	1,333,982	32.4	1,290,454	33.0
Total commercial real estate	2,437,829	55.3	2,225,310	54.0	2,048,971	52.4
Residential real estate
One-to-four family first liens	495,408	11.2	459,798	11.1	448,459	11.4
One-to-four family junior liens	182,001	4.1	180,639	4.4	162,403	4.1
Total residential real estate	677,409	15.3	640,437	15.5	610,862	15.5
Consumer	80,661	1.8	67,783	1.6	72,377	1.8
Loans held for investment, net of unearned income	$4,414,646	100.0%	$4,126,947	100.0%	$3,919,365	100.0%

Total commitments to extend credit	$1,230,612		$1,210,796		$1,205,902
Loans held for investment, net of unearned income, increased $287.7 million, or 7.0%, to $4.41 billion from $4.13 billion at December 31, 2023 and $495.3 million, or 12.6%, from $3.92 billion at March 31, 2023. This increase from the fourth quarter of 2023 was driven by loans acquired in the DNVB acquisition, organic loan growth, and higher line of credit usage. The increase from the first quarter of 2023 was driven by loans acquired in the DNVB acquisition and organic loan growth.

Investment Securities	March 31, 2024		December 31, 2023		March 31, 2023
(Dollars in thousands)	Balance	% of Total	Balance	% of Total	Balance	% of Total
Available for sale	$797,230	42.8%	$795,134	42.5%	$954,074	46.1%
Held to maturity	1,064,939	57.2%	1,075,190	57.5%	1,117,709	53.9%
Total investment securities	$1,862,169		$1,870,324		$2,071,783
Investment securities at March 31, 2024 were $1.86 billion, decreasing $8.2 million from December 31, 2023 and $209.6 million from March 31, 2023. The decrease from the fourth quarter of 2023 was primarily due to the principal cash flows received from scheduled payments, calls, and maturities. The decrease from the first quarter of 2023 was primarily due to balance sheet repositioning executed in 2023.

Deposits	March 31, 2024		December 31, 2023		March 31, 2023
(Dollars in thousands)	Balance	% of Total	Balance	% of Total	Balance	% of Total
Noninterest bearing deposits	$920,764	16.5%	$897,053	16.6%	$989,469	17.8%
Interest checking deposits	1,349,823	24.2	1,320,435	24.5	1,476,948	26.6
Money market deposits	1,122,717	20.1	1,105,493	20.5	969,238	17.4
Savings deposits	728,276	13.0	650,655	12.1	631,811	11.4
Time deposits of $250 and under	787,851	14.1	752,214	13.9	599,302	10.8
Total core deposits	4,909,431	87.9	4,725,850	87.6	4,666,768	84.0
Brokered time deposits	205,000	3.7	221,039	4.1	366,539	6.6
Time deposits over $250	470,805	8.4	448,784	8.3	521,846	9.4
Total deposits	$5,585,236	100.0%	$5,395,673	100.0%	$5,555,153	100.0%
Deposits increased $189.6 million, or 3.5%, to $5.59 billion, from $5.40 billion at December 31, 2023, primarily due to the $224.2 million of deposits assumed in the DNVB acquisition. Total deposits increased $30.1 million, or 0.5%, from $5.56 billion at March 31, 2023 due to the DNVB acquisition, partially offset by a decline of $161.5 million in brokered deposits.

Borrowed Funds	March 31, 2024		December 31, 2023		March 31, 2023
(Dollars in thousands)	Balance	% of Total	Balance	% of Total	Balance	% of Total
Short-term borrowings	$422,988	77.6%	$300,264	70.9%	$143,981	51.1%
Long-term debt	122,066	22.4%	123,296	29.1%	137,981	48.9%
Total borrowed funds	$545,054		$423,560		$281,962

Borrowed funds were $545.1 million at March 31, 2024, an increase of $121.5 million from December 31, 2023 and an increase of $263.1 million from March 31, 2023. The increase compared to the linked quarter was due to higher Bank Term Funding Program borrowings and other short-term borrowings, partially offset by lower Federal Home Loan Bank overnight borrowings. The increase compared to March 31, 2023 was primarily due to higher Bank Term Funding Program borrowings and other short-term borrowings, partially offset by lower Federal Home Loan Bank overnight borrowings and securities sold under agreements to repurchase.

Capital	March 31,	December 31,	March 31,
(Dollars in thousands)	2024 (1)	2023	2023
Total shareholders' equity	$528,040	$524,378	$500,650
Accumulated other comprehensive loss	(60,804)	(64,899)	(78,885)
MidWestOne Financial Group, Inc. Consolidated
Tier 1 leverage to average assets ratio	8.16%	8.58%	8.30%
Common equity tier 1 capital to risk-weighted assets ratio	8.98%	9.59%	9.39%
Tier 1 capital to risk-weighted assets ratio	9.75%	10.38%	10.18%
Total capital to risk-weighted assets ratio	11.97%	12.53%	12.31%
MidWestOne Bank
Tier 1 leverage to average assets ratio	9.36%	9.39%	9.28%
Common equity tier 1 capital to risk-weighted assets ratio	11.20%	11.54%	11.40%
Tier 1 capital to risk-weighted assets ratio	11.20%	11.54%	11.40%
Total capital to risk-weighted assets ratio	12.25%	12.49%	12.31%
(1) Regulatory capital ratios for March 31, 2024 are preliminary
Total shareholders' equity at March 31, 2024 increased $3.7 million from December 31, 2023, driven by decreases in accumulated other comprehensive loss and treasury stock, partially offset by the decline in additional paid-in capital and retained earnings. Total shareholders' equity at March 31, 2024 increased $27.4 million from March 31, 2023, driven by decreases in accumulated other comprehensive loss and treasury stock, coupled with an increase in retained earnings.
Accumulated other comprehensive loss at March 31, 2024 decreased $4.1 million compared to December 31, 2023, primarily due to an increase in available for sale securities valuations. Accumulated other comprehensive loss decreased $18.1 million from March 31, 2023, primarily due to an increase in available for sale securities valuations and the recognition of the loss from the fourth quarter of 2023 sale of securities.
On April 25, 2024, the Board of Directors of the Company declared a cash dividend of $0.2425 per common share. The dividend is payable June 17, 2024, to shareholders of record at the close of business on June 3, 2024.
No common shares were repurchased by the Company during the period December 31, 2023 through March 31, 2024 or for the subsequent period through April 25, 2024. The current share repurchase program allows for the repurchase of up to $15.0 million of the Company's common shares.

CREDIT QUALITY REVIEW

Credit Quality	As of or For the Three Months Ended
	March 31,	December 31,	March 31,
(Dollars in thousands)	2024	2023	2023
Credit loss expense related to loans	$4,589	$1,968	$933
Net charge-offs	189	2,068	333
Allowance for credit losses	55,900	51,500	49,800
Pass	$4,098,102	$3,846,012	$3,728,522
Special Mention / Watch	152,604	113,029	92,075
Classified	163,940	167,906	98,768
Loans greater than 30 days past due and accruing	$8,772	$10,778	$4,932
Nonperforming loans	$29,267	$26,359	$14,442
Nonperforming assets	33,164	30,288	14,442
Net charge-off ratio(1)	0.02%	0.20%	0.03%
Classified loans ratio(2)	3.71%	4.07%	2.52%
Nonperforming loans ratio(3)	0.66%	0.64%	0.37%
Nonperforming assets ratio(4)	0.49%	0.47%	0.23%
Allowance for credit losses ratio(5)	1.27%	1.25%	1.27%
Allowance for credit losses to nonaccrual loans ratio(6)	197.53%	198.91%	344.88%
(1) Net charge-off ratio is calculated as annualized net charge-offs divided by the sum of average loans held for investment, net of unearned income and average loans held for sale, during the period.
(2) Classified loans ratio is calculated as classified loans divided by loans held for investment, net of unearned income, at the end of the period.
(3) Nonperforming loans ratio is calculated as nonperforming loans divided by loans held for investment, net of unearned income, at the end of the period.
(4) Nonperforming assets ratio is calculated as nonperforming assets divided by total assets at the end of the period.
(5) Allowance for credit losses ratio is calculated as allowance for credit losses divided by loans held for investment, net of unearned income, at the end of the period.
(6)Allowance for credit losses to nonaccrual loans ratio is calculated as allowance for credit losses divided by nonaccrual loans at the end of the period.
Compared to the linked quarter, the nonperforming loans and nonperforming assets ratios remained stable, with slight increases in both ratios of 2 bps, to 0.66% and 0.49%, respectively. Special mention/watch balances increased $39.6 million from the linked quarter primarily due to two trucking industry relationships, while the classified loans ratio decreased 36 bps from the linked quarter. When compared to the prior year, the nonperforming loans and assets ratios increased 29 bps and 26 bps, respectively. Further, the net charge-off ratio declined 18 bps from the linked quarter and 1 bp from the same period in the prior year.
As of March 31, 2024, the allowance for credit losses was $55.9 million and the allowance for credit losses ratio was 1.27%, compared with $51.5 million and 1.25% at December 31, 2023. Credit loss expense of $4.7 million in the first quarter of 2024 reflected $3.2 million of day 1 credit loss expense related to the DNVB acquisition, as well as additional reserve taken to support organic loan growth.

Nonperforming Loans Roll Forward	Nonaccrual	90+ Days Past Due & Still Accruing	Total
(Dollars in thousands)
Balance at December 31, 2023	$25,891	$468	$26,359
Loans placed on nonaccrual or 90+ days past due & still accruing	3,509	1,034	4,543
Acquired loan portfolio	6	164	170
Proceeds related to repayment or sale	(306)	(1)	(307)
Loans returned to accrual status or no longer past due	(352)	(293)	(645)
Charge-offs	(183)	(353)	(536)
Transfers to foreclosed assets	(265)	(16)	(281)
Transfer to nonaccrual	—	(36)	(36)
Balance at March 31, 2024	$28,300	$967	$29,267
CONFERENCE CALL DETAILS
The Company will host a conference call for investors at 11:00 a.m. CT on Friday, April 26, 2024. To participate, you may pre-register for this call utilizing the following link: https://www.netroadshow.com/events/login?show=0114d1d0&confId=63215. After pre-registering for this event you will receive your access details via email.

On the day of the call, you are also able to dial 1-833-470-1428 using an access code of 891090 at least fifteen minutes before the call start time. If you are unable to participate on the call, a replay will be available until July 25, 2024 by calling 1-866-813-9403 and using the replay access code of 561214. A transcript of the call will also be available on the Company’s web site (www.midwestonefinancial.com) within three business days of the call.
ABOUT MIDWESTONE FINANCIAL GROUP, INC.
MidWestOne Financial Group, Inc. is a financial holding company headquartered in Iowa City, Iowa. MidWestOne is the parent company of MidWestOne Bank, which operates banking offices in Iowa, Minnesota, Wisconsin, Florida, and Colorado. MidWestOne provides electronic delivery of financial services through its website, MidWestOne.bank. MidWestOne Financial Group, Inc. trades on the Nasdaq Global Select Market under the symbol “MOFG”.

Cautionary Note Regarding Forward-Looking Statements
This release contains certain “forward-looking statements” within the meaning of such term in the Private Securities Litigation Reform Act of 1995. We and our representatives may, from time to time, make written or oral statements that are “forward-looking” and provide information other than historical information. These statements involve known and unknown risks, uncertainties and other factors that may cause actual results to be materially different from any results, levels of activity, performance or achievements expressed or implied by any forward-looking statement. These factors include, among other things, the factors listed below. Forward-looking statements, which may be based upon beliefs, expectations and assumptions of our management and on information currently available to management, are generally identifiable by the use of words such as “believe,” “expect,” “anticipate,” “should,” “could,” “would,” “plans,” “goals,” “intend,” “project,” “estimate,” “forecast,” “may” or similar expressions. These forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those expressed in, or implied by, these statements. Readers are cautioned not to place undue reliance on any such forward-looking statements, which speak only as of the date made. Additionally, we undertake no obligation to update any statement in light of new information or future events, except as required under federal securities law.
Our ability to predict results or the actual effect of future plans or strategies is inherently uncertain. Factors that could have an impact on our ability to achieve operating results, growth plan goals and future prospects include, but are not limited to, the following: (1) the risks of mergers or branch sales (including the sale of our Florida branches and the recent acquisition of DNVB), including, without limitation, the related time and costs of implementing such transactions, integrating operations as part of these transactions and possible failures to achieve expected gains, revenue growth and/or expense savings from such transactions; (2) credit quality deterioration, pronounced and sustained reduction in real estate market values, or other uncertainties, including the impact of inflationary pressures on economic conditions and our business, resulting in an increase in the allowance for credit losses, an increase in the credit loss expense, and a reduction in net earnings; (3) the effects of significant increases in inflation and interest rates since 2020, including on our net income and the value of our securities portfolio; (4) changes in the economic environment, competition, or other factors that may affect our ability to acquire loans or influence the anticipated growth rate of loans and deposits and the quality of the loan portfolio and loan and deposit pricing; (5) fluctuations in the value of our investment securities; (6) governmental monetary and fiscal policies; (7) changes in and uncertainty related to benchmark interest rates used to price loans and deposits; (8) legislative and regulatory changes, including changes in banking, securities, trade, and tax laws and regulations and their application by our regulators, including the 1.0% excise tax on stock buybacks by publicly traded companies and any changes in response to the recent failures of other banks; (9) the ability to attract and retain key executives and employees experienced in banking and financial services; (10) the sufficiency of the allowance for credit losses to absorb the amount of actual losses inherent in our existing loan portfolio; (11) our ability to adapt successfully to technological changes to compete effectively in the marketplace; (12) credit risks and risks from concentrations (by geographic area and by industry) within our loan portfolio; (13) the effects of competition from other commercial banks, thrifts, mortgage banking firms, consumer finance companies, credit unions, securities brokerage firms, insurance companies, money market and other mutual funds, financial technology companies, and other financial institutions operating in our markets or elsewhere or providing similar services; (14) the failure of assumptions underlying the establishment of allowances for credit losses and estimation of values of collateral and various financial assets and liabilities; (15) volatility of rate-sensitive deposits; (16) operational risks, including data processing system failures or fraud; (17) asset/liability matching risks and liquidity risks; (18) the costs, effects and outcomes of existing or future litigation; (19) changes in general economic, political, or industry conditions, nationally, internationally or in the communities in which we conduct business, including the risk of a recession; (20) changes in accounting policies and practices, as may be adopted by state and federal regulatory agencies and the Financial Accounting Standards Board; (21) war or terrorist activities, including the ongoing Israeli-Palestinian conflict and the Russian invasion of Ukraine, widespread disease or pandemic, or other adverse external events, which may cause deterioration in the economy or cause instability in credit markets; (22) the occurrence of fraudulent activity, breaches, or failures of our or our third-party vendors' information security controls or cyber-security related incidents, including as a result of sophisticated attacks using artificial intelligence and similar tools; (23) the imposition of tariffs or other domestic or international governmental policies impacting the value of the agricultural or other products of our borrowers; (24) potential changes in federal policy and at regulatory agencies as a result of the upcoming 2024 presidential election; (25) the concentration of large deposits from certain clients who have balances above current FDIC insurance limits; (26) the effects of recent developments and events in the financial services industry, including the large-scale deposit withdrawals over a short period of time that resulted in recent bank failures; and (27) other risk factors detailed from time to time in Securities and Exchange Commission filings made by the Company.

MIDWESTONE FINANCIAL GROUP, INC.
FIVE QUARTER CONSOLIDATED BALANCE SHEETS

	March 31,	December 31,	September 30,	June 30,	March 31,
(In thousands)	2024	2023	2023	2023	2023
ASSETS
Cash and due from banks	$68,430	$76,237	$71,015	$75,955	$63,945
Interest earning deposits in banks	29,328	5,479	3,773	68,603	5,273
Federal funds sold	4	11	—	—	—
Total cash and cash equivalents	97,762	81,727	74,788	144,558	69,218
Debt securities available for sale at fair value	797,230	795,134	872,770	903,520	954,074
Held to maturity securities at amortized cost	1,064,939	1,075,190	1,085,751	1,099,569	1,117,709
Total securities	1,862,169	1,870,324	1,958,521	2,003,089	2,071,783
Loans held for sale	2,329	1,045	2,528	2,821	2,553
Gross loans held for investment	4,433,258	4,138,352	4,078,060	4,031,377	3,932,900
Unearned income, net	(18,612)	(11,405)	(12,091)	(12,728)	(13,535)
Loans held for investment, net of unearned income	4,414,646	4,126,947	4,065,969	4,018,649	3,919,365
Allowance for credit losses	(55,900)	(51,500)	(51,600)	(50,400)	(49,800)
Total loans held for investment, net	4,358,746	4,075,447	4,014,369	3,968,249	3,869,565
Premises and equipment, net	95,986	85,742	85,589	85,831	86,208
Goodwill	71,118	62,477	62,477	62,477	62,477
Other intangible assets, net	29,531	24,069	25,510	26,969	28,563
Foreclosed assets, net	3,897	3,929	—	—	—
Other assets	226,477	222,780	244,036	227,495	219,585
Total assets	$6,748,015	$6,427,540	$6,467,818	$6,521,489	$6,409,952
LIABILITIES
Noninterest bearing deposits	$920,764	$897,053	$924,213	$897,923	$989,469
Interest bearing deposits	4,664,472	4,498,620	4,439,111	4,547,524	4,565,684
Total deposits	5,585,236	5,395,673	5,363,324	5,445,447	5,555,153
Short-term borrowings	422,988	300,264	373,956	362,054	143,981
Long-term debt	122,066	123,296	124,526	125,752	137,981
Other liabilities	89,685	83,929	100,601	86,895	72,187
Total liabilities	6,219,975	5,903,162	5,962,407	6,020,148	5,909,302
SHAREHOLDERS' EQUITY
Common stock	16,581	16,581	16,581	16,581	16,581
Additional paid-in capital	300,845	302,157	301,889	301,424	300,966
Retained earnings	294,066	294,784	295,862	290,548	286,767
Treasury stock	(22,648)	(24,245)	(24,315)	(24,508)	(24,779)
Accumulated other comprehensive loss	(60,804)	(64,899)	(84,606)	(82,704)	(78,885)
Total shareholders' equity	528,040	524,378	505,411	501,341	500,650
Total liabilities and shareholders' equity	$6,748,015	$6,427,540	$6,467,818	$6,521,489	$6,409,952

MIDWESTONE FINANCIAL GROUP, INC.
FIVE QUARTER CONSOLIDATED STATEMENTS OF INCOME

	Three Months Ended
	March 31,	December 31,	September 30,	June 30,	March 31,
(In thousands, except per share data)	2024	2023	2023	2023	2023
Interest income
Loans, including fees	$57,947	$54,093	$51,870	$49,726	$46,490
Taxable investment securities	9,460	9,274	9,526	9,734	10,444
Tax-exempt investment securities	1,710	1,789	1,802	1,822	2,127
Other	418	230	374	68	244
Total interest income	69,535	65,386	63,572	61,350	59,305
Interest expense
Deposits	27,726	27,200	23,128	20,117	15,319
Short-term borrowings	4,975	3,496	3,719	2,118	1,786
Long-term debt	2,103	2,131	2,150	2,153	2,124
Total interest expense	34,804	32,827	28,997	24,388	19,229
Net interest income	34,731	32,559	34,575	36,962	40,076
Credit loss expense	4,689	1,768	1,551	1,597	933
Net interest income after credit loss expense	30,042	30,791	33,024	35,365	39,143
Noninterest income (loss)
Investment services and trust activities	3,503	3,193	3,004	3,119	2,933
Service charges and fees	2,144	2,148	2,146	2,047	2,008
Card revenue	1,943	1,802	1,817	1,847	1,748
Loan revenue	856	909	1,462	909	1,420
Bank-owned life insurance	660	656	626	616	602
Investment securities gains (losses), net	36	(5,696)	79	(2)	(13,170)
Other	608	850	727	210	413
Total noninterest income (loss)	9,750	3,862	9,861	8,746	(4,046)
Noninterest expense
Compensation and employee benefits	20,930	17,859	18,558	20,386	19,607
Occupancy expense of premises, net	2,813	2,309	2,405	2,574	2,746
Equipment	2,600	2,466	2,123	2,435	2,171
Legal and professional	2,059	2,269	1,678	1,682	1,736
Data processing	1,360	1,411	1,504	1,521	1,363
Marketing	598	700	782	1,142	986
Amortization of intangibles	1,637	1,441	1,460	1,594	1,752
FDIC insurance	942	900	783	862	749
Communications	196	183	206	260	261
Foreclosed assets, net	358	45	2	(6)	(28)
Other	2,072	2,548	2,043	2,469	1,976
Total noninterest expense	35,565	32,131	31,544	34,919	33,319
Income before income tax expense	4,227	2,522	11,341	9,192	1,778
Income tax expense (benefit)	958	(208)	2,203	1,598	381
Net income	$3,269	$2,730	$9,138	$7,594	$1,397

Earnings per common share
Basic	$0.21	$0.17	$0.58	$0.48	$0.09
Diluted	$0.21	$0.17	$0.58	$0.48	$0.09
Weighted average basic common shares outstanding	15,723	15,693	15,689	15,680	15,650
Weighted average diluted common shares outstanding	15,774	15,756	15,711	15,689	15,691
Dividends paid per common share	$0.2425	$0.2425	$0.2425	$0.2425	$0.2425

MIDWESTONE FINANCIAL GROUP, INC.
FINANCIAL STATISTICS

	As of or for the Three Months Ended
	March 31,	December 31,	March 31,
(Dollars in thousands, except per share amounts)	2024	2023	2023
Earnings:
Net interest income	$34,731	$32,559	$40,076
Noninterest income	9,750	3,862	(4,046)
Total revenue, net of interest expense	44,481	36,421	36,030
Credit loss expense	4,689	1,768	933
Noninterest expense	35,565	32,131	33,319
Income before income tax expense	4,227	2,522	1,778
Income tax expense (benefit)	958	(208)	381
Net income	$3,269	$2,730	$1,397
Per Share Data:
Diluted earnings	$0.21	$0.17	$0.09
Book value	33.53	33.41	31.94
Tangible book value(1)	27.14	27.90	26.13
Ending Balance Sheet:
Total assets	$6,748,015	$6,427,540	$6,409,952
Loans held for investment, net of unearned income	4,414,646	4,126,947	3,919,365
Total securities	1,862,169	1,870,324	2,071,783
Total deposits	5,585,236	5,395,673	5,555,153
Short-term borrowings	422,988	300,264	143,981
Long-term debt	122,066	123,296	137,981
Total shareholders' equity	528,040	524,378	500,650
Average Balance Sheet:
Average total assets	$6,635,379	$6,459,705	$6,524,065
Average total loans	4,298,216	4,080,243	3,867,110
Average total deposits	5,481,114	5,443,323	5,546,694
Financial Ratios:
Return on average assets	0.20%	0.17%	0.09%
Return on average equity	2.49%	2.12%	1.14%
Return on average tangible equity(1)	4.18%	3.57%	2.70%
Efficiency ratio(1)	71.28%	70.16%	62.32%
Net interest margin, tax equivalent(1)	2.33%	2.22%	2.75%
Loans to deposits ratio	79.04%	76.49%	70.55%
Common equity ratio	7.83%	8.16%	7.81%
Tangible common equity ratio(1)	6.43%	6.90%	6.48%
Credit Risk Profile:
Total nonperforming loans	$29,267	$26,359	$14,442
Nonperforming loans ratio	0.66%	0.64%	0.37%
Total nonperforming assets	$33,164	$30,288	$14,442
Nonperforming assets ratio	0.49%	0.47%	0.23%
Net charge-offs	$189	$2,068	$333
Net charge-off ratio	0.02%	0.20%	0.03%
Allowance for credit losses	$55,900	$51,500	$49,800
Allowance for credit losses ratio	1.27%	1.25%	1.27%
Allowance for credit losses to nonaccrual ratio	197.53%	198.91%	344.88%

(1) Non-GAAP measure. See the Non-GAAP Measures section for a reconciliation to the most directly comparable GAAP measure.

MIDWESTONE FINANCIAL GROUP, INC.
AVERAGE BALANCE SHEET AND YIELD ANALYSIS

	Three Months Ended
	March 31, 2024			December 31, 2023			March 31, 2023
(Dollars in thousands)	Average Balance	Interest Income/ Expense	Average Yield/ Cost	Average Balance	Interest Income/ Expense	Average Yield/ Cost	Average Balance	Interest Income/ Expense	Average Yield/ Cost
ASSETS
Loans, including fees (1)(2)(3)	$4,298,216	$58,867	5.51%	$4,080,243	$54,939	5.34%	$3,867,110	$47,206	4.95%
Taxable investment securities	1,557,603	9,460	2.44%	1,593,699	9,274	2.31%	1,811,388	10,444	2.34%
Tax-exempt investment securities (2)(4)	328,736	2,097	2.57%	338,243	2,217	2.60%	397,110	2,649	2.71%
Total securities held for investment(2)	1,886,339	11,557	2.46%	1,931,942	11,491	2.36%	2,208,498	13,093	2.40%
Other	30,605	418	5.49%	22,937	230	3.98%	24,848	244	3.98%
Total interest earning assets(2)	$6,215,160	$70,842	4.58%	$6,035,122	$66,660	4.38%	$6,100,456	$60,543	4.02%
Other assets	420,219			424,583			423,609
Total assets	$6,635,379			$6,459,705			$6,524,065
LIABILITIES AND SHAREHOLDERS’ EQUITY
Interest checking deposits	$1,301,470	$2,890	0.89%	$1,305,759	$2,991	0.91%	$1,515,845	$1,849	0.49%
Money market deposits	1,102,543	8,065	2.94%	1,103,637	7,954	2.86%	930,543	3,269	1.42%
Savings deposits	694,143	2,047	1.19%	639,766	1,493	0.93%	653,043	272	0.17%
Time deposits	1,446,981	14,724	4.09%	1,463,498	14,762	4.00%	1,417,688	9,929	2.84%
Total interest bearing deposits	4,545,137	27,726	2.45%	4,512,660	27,200	2.39%	4,517,119	15,319	1.38%
Securities sold under agreements to repurchase	5,330	11	0.83%	8,661	17	0.78%	145,809	450	1.25%
Other short-term borrowings	409,525	4,964	4.88%	273,963	3,479	5.04%	111,306	1,336	4.87%
Short-term borrowings	414,855	4,975	4.82%	282,624	3,496	4.91%	257,115	1,786	2.82%
Long-term debt	123,266	2,103	6.86%	124,495	2,131	6.79%	139,208	2,124	6.19%
Total borrowed funds	538,121	7,078	5.29%	407,119	5,627	5.48%	396,323	3,910	4.00%
Total interest bearing liabilities	$5,083,258	$34,804	2.75%	$4,919,779	$32,827	2.65%	$4,913,442	$19,229	1.59%
Noninterest bearing deposits	935,977			930,663			1,029,575
Other liabilities	88,611			98,027			82,501
Shareholders’ equity	527,533			511,236			498,547
Total liabilities and shareholders’ equity	$6,635,379			$6,459,705			$6,524,065
Net interest income(2)		$36,038			$33,833			$41,314
Net interest spread(2)			1.83%			1.73%			2.43%
Net interest margin(2)			2.33%			2.22%			2.75%

Total deposits(5)	$5,481,114	$27,726	2.03%	$5,443,323	$27,200	1.98%	$5,546,694	$15,319	1.12%
Cost of funds(6)			2.33%			2.23%			1.31%
(1) Average balance includes nonaccrual loans.
(2) Tax equivalent. The federal statutory tax rate utilized was 21%.
(3) Interest income includes net loan fees, loan purchase discount accretion and tax equivalent adjustments. Net loan fees were $237 thousand, $207 thousand, and $95 thousand for the three months ended March 31, 2024, December 31, 2023, and March 31, 2023, respectively. Loan purchase discount accretion was $1.2 million, $765 thousand, and $1.2 million for the three months ended March 31, 2024, December 31, 2023, and March 31, 2023, respectively. Tax equivalent adjustments were $920 thousand, $846 thousand, and $716 thousand for the three months ended March 31, 2024, December 31, 2023, and March 31, 2023, respectively. The federal statutory tax rate utilized was 21%.
(4) Interest income includes tax equivalent adjustments of $387 thousand, $428 thousand, and $522 thousand for the three months ended March 31, 2024, December 31, 2023, and March 31, 2023, respectively. The federal statutory tax rate utilized was 21%.
(5) Total deposits is the sum of total interest-bearing deposits and noninterest bearing deposits. The cost of total deposits is calculated as annualized interest expense on deposits divided by average total deposits.
(6) Cost of funds is calculated as annualized total interest expense divided by the sum of average total deposits and borrowed funds.

Non-GAAP Measures
This earnings release contains non-GAAP measures for tangible common equity, tangible book value per share, tangible common equity ratio, return on average tangible equity, net interest margin (tax equivalent), core net interest margin, loan yield (tax equivalent), core yield on loans, and efficiency ratio. Management believes these measures provide investors with useful information regarding the Company’s profitability, financial condition and capital adequacy, consistent with how management evaluates the Company’s financial performance. The following tables provide a reconciliation of each non-GAAP measure to the most comparable GAAP measure.

Tangible Common Equity/Tangible Book Value
per Share/Tangible Common Equity Ratio	March 31,	December 31,	September 30,	June 30,	March 31,
(Dollars in thousands, except per share data)	2024	2023	2023	2023	2023
Total shareholders’ equity	$528,040	$524,378	$505,411	$501,341	$500,650
Intangible assets, net	(100,649)	(86,546)	(87,987)	(89,446)	(91,040)
Tangible common equity	$427,391	$437,832	$417,424	$411,895	$409,610

Total assets	$6,748,015	$6,427,540	$6,467,818	$6,521,489	$6,409,952
Intangible assets, net	(100,649)	(86,546)	(87,987)	(89,446)	(91,040)
Tangible assets	$6,647,366	$6,340,994	$6,379,831	$6,432,043	$6,318,912

Book value per share	$33.53	$33.41	$32.21	$31.96	$31.94
Tangible book value per share(1)	$27.14	$27.90	$26.60	$26.26	$26.13
Shares outstanding	15,750,471	15,694,306	15,691,738	15,685,123	15,675,325

Common equity ratio	7.83%	8.16%	7.81%	7.69%	7.81%
Tangible common equity ratio(2)	6.43%	6.90%	6.54%	6.40%	6.48%
(1) Tangible common equity divided by shares outstanding.
(2) Tangible common equity divided by tangible assets.

	Three Months Ended
Return on Average Tangible Equity	March 31,	December 31,	March 31,
(Dollars in thousands)	2024	2023	2023
Net income	$3,269	$2,730	$1,397
Intangible amortization, net of tax(1)	1,228	1,081	1,314
Tangible net income	$4,497	$3,811	$2,711

Average shareholders’ equity	$527,533	$511,236	$498,547
Average intangible assets, net	(95,296)	(87,258)	(92,002)
Average tangible equity	$432,237	$423,978	$406,545

Return on average equity	2.49%	2.12%	1.14%
Return on average tangible equity(2)	4.18%	3.57%	2.70%
(1) The combined income tax rate utilized was 25%.
(2) Annualized tangible net income divided by average tangible equity.

Net Interest Margin, Tax Equivalent/ Core Net Interest Margin	Three Months Ended
	March 31,	December 31,	March 31,
(Dollars in thousands)	2024	2023	2023
Net interest income	$34,731	$32,559	$40,076
Tax equivalent adjustments:
Loans(1)	920	846	716
Securities(1)	387	428	522
Net interest income, tax equivalent	$36,038	$33,833	$41,314
Loan purchase discount accretion	(1,152)	(765)	(1,189)
Core net interest income	$34,886	$33,068	$40,125

Net interest margin	2.25%	2.14%	2.66%
Net interest margin, tax equivalent(2)	2.33%	2.22%	2.75%
Core net interest margin(3)	2.26%	2.17%	2.67%
Average interest earning assets	$6,215,160	$6,035,122	$6,100,456
(1) The federal statutory tax rate utilized was 21%.
(2) Annualized tax equivalent net interest income divided by average interest earning assets.
(3) Annualized core net interest income divided by average interest earning assets.

	Three Months Ended
Loan Yield, Tax Equivalent / Core Yield on Loans	March 31,	December 31,	March 31,
(Dollars in thousands)	2024	2023	2023
Loan interest income, including fees	$57,947	$54,093	$46,490
Tax equivalent adjustment(1)	920	846	716
Tax equivalent loan interest income	$58,867	$54,939	$47,206
Loan purchase discount accretion	(1,152)	(765)	(1,189)
Core loan interest income	$57,715	$54,174	$46,017

Yield on loans	5.42%	5.26%	4.88%
Yield on loans, tax equivalent(2)	5.51%	5.34%	4.95%
Core yield on loans(3)	5.40%	5.27%	4.83%
Average loans	$4,298,216	$4,080,243	$3,867,110
(1) The federal statutory tax rate utilized was 21%.
(2) Annualized tax equivalent loan interest income divided by average loans.
(3) Annualized core loan interest income divided by average loans.

	Three Months Ended
Efficiency Ratio	March 31,	December 31,	March 31,
(Dollars in thousands)	2024	2023	2023
Total noninterest expense	$35,565	$32,131	$33,319
Amortization of intangibles	(1,637)	(1,441)	(1,752)
Merger-related expenses	(1,314)	(245)	(136)
Noninterest expense used for efficiency ratio	$32,614	$30,445	$31,431

Net interest income, tax equivalent(1)	$36,038	$33,833	$41,314
Plus: Noninterest income	9,750	3,862	(4,046)
Less: Investment securities (losses) gains, net	36	(5,696)	(13,170)
Net revenues used for efficiency ratio	$45,752	$43,391	$50,438

Efficiency ratio (2)	71.28%	70.16%	62.32%
(1) The federal statutory tax rate utilized was 21%.
(2) Noninterest expense adjusted for amortization of intangibles and merger-related expenses divided by the sum of tax equivalent net interest income, noninterest income and net investment securities gains.

Contact:
Charles N. Reeves	Barry S. Ray
Chief Executive Officer	Chief Financial Officer
319.356.5800	319.356.5800